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                                                                    Exhibit 11.1


                 Pro Forma Computation of Loss Per Common Share
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

                                                                     Six-month
                                                                transition period    April 5, 1995 to
                                                                      ended           September 29,
                                                                  March 29, 1996           1995
                                                                -------------------  -----------------

Net loss applicable to common stock                                   $(11,448,000)       $(6,116,000)
                                                                      ============        ===========

Shares outstanding from the beginning of the period                      6,233,326          6,233,326

Shares issued to management in May 1996 at prices below
 the assumed initial public offering price reduced by shares
 through the application of the treasury stock method                       76,277             76,277

Options granted to management in May 1996 at 85 percent
 of the assumed initial public offering price reduced by
 shares through the application of the treasury stock method               104,148            104,148

Estimated number of shares which would have to be sold at the assumed initial public offering price of $17.00 to fund the following:

   Shares issued to management for preferred stock                          23,316             23,316

   Cash used to repurchase remaining preferred stock                     1,125,446          1,125,446
                                                                      ------------        -----------

Total weighted average number of shares                                  7,562,463          7,562,463
                                                                      ------------        -----------
Pro forma net loss per common share                                         $(1.51)             $(.81)
                                                                      ============        ===========
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